Exhibit 6.38

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT Contract Number [***]

Artist: Matthew Wong (the “Work”) Title: Untitled

Medium: Size:

Date:

Oil on canvas

20 x 16 in. (50.8 x 40.6 cm) 2019

THIS ART PURCHASE AGREEMENT (“Purchase Agreement”) is made and entered into this 29th day of June, 2026 (the “Effective Date”), by and between [***] (“Seller”), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 1 World Trade Center, 57th floor, New York, New York, 10007 (“Agent”). Seller is acting on behalf of the sole legal and beneficial Owner (“Owner”) of the work of art described above (the “Work”), and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC (“Buyer”), and has the exclusive authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is Six Hundred Eighty Thousand U.S. Dollars (USD $680,000) (the “Purchase Price”). For the purposes of this Purchase Agreement, the “Closing Date” shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the “Closing” shall mean the time such payment is remitted by Buyer and title to the Work is vested in Buyer. The full Purchase Price shall be paid no later than one hundred twenty (120) calendar days from the Effective Date.

2.2 The obligation to pay the Purchase Price is expressly conditioned on Buyer’s ability to inspect the Work on or prior to the Closing Date. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A, but the Artwork is otherwise sold “as is” without any representations or warranties of any kind whatsoever, express or implied, including without limitation, representations and warranties as to value, condition, use for a particular purpose, or other matters. The benefits of the representations and warranties in this Purchase Agreement will survive the completion of the sale and inure to the benefit of Buyer, but not to subsequent owners or others who may acquire an interest in the Artwork except to any individual Delaware limited liability company to which Buyer may promptly transfer the Work as part of Masterworks’ standard business practices..

Art Purchase Agreement

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all information in Seller’s and Owner’s knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is as of the Effective Date, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 8.1 below) and at the Closing, as stated in the condition report attached hereto and incorporated by reference as Exhibit A (the “Condition Report”). Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of Closing or its delivery at the Delivery Location, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion.

3.1.7. To the best of Seller’s knowledge, and at all times while owned by Owner, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, has obtained and reviewed Owner’s official identification and confirmed Owner’s identity (including any ultimate beneficial owner of a 25% or greater interest in the Work (a “Beneficial Owner”) and confirmed that Owner (including any Beneficial Owner) is based in the United States and is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a “Certificate”) exists with respect to the Work, Seller has physical possession of such Certificate and will furnish evidence of such Certificate to Agent prior to any payment.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. To induce Seller and Owner to enter into this Purchase Agreement, and acknowledging that Seller and Owner are relying on each and all of the following representations, warranties and covenants, Agent, on behalf of itself and Buyer, represents and warrants to Seller and Owner on the Effective Date and on the Closing Date and agrees with Seller and Owner that:

3.2.1. Agent, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into and perform Buyer’s obligations under this Purchase Agreement and to make the warranties contained herein. Neither Agent nor Buyer is insolvent and will not be rendered insolvent by the transaction contemplated herein. The individual(s) signing this Purchase Agreement has the capacity and authority to enter into this Purchase Agreement on behalf of Buyer.

Art Purchase Agreement

3.2.2. No laws, guidelines, or restrictions of any country or jurisdiction have been violated in connection with the transactions contemplated herein, which are not designed to and shall not facilitate tax evasion or tax fraud, nor violate the banking, anti-money laundering, or currency transfer laws or regulations of any country. None of Buyer, those with an ownership or beneficial interest in Purchaser, or any funding source of Buyer are on the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury nor subject to any other U.S. sanctions or embargo program or regulation.

3.3. The Parties do respectively hereby agree to indemnify, defend and hold one another free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against one another as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against one another arising by reason of, or in connection with, the breach or alleged material breach by one another of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by one another contained in this Purchase Agreement.

3.4. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller’s and Owner’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

3.5 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at the Storage Location (as defined below) on June 23rd 2026. Buyer shall be entitled to inspect the Work at least one additional time prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

5. STORAGE AND CARE OF THE WORK.

5.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 8.1 below), Seller shall store the [***] (the “Storage Location”). Seller shall notify Agent in writing prior to any relocation of the Work, unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art storage standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE & RISK OF LOSS. Seller shall arrange and pay for the Work to be insured under Seller’s fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) payment by Buyer of the amount due on the Closing Date; and (ii) Buyer’s acceptance of the Work at the Delivery Location. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller’s insurance coverage.

Art Purchase Agreement

7. TITLE. On the Closing Date, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual or constructive possession of Seller or Owner (if applicable). Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

8. DELIVERY AND EXPENSES.

8.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent’s account at Delaware Freeport, located at 315 Ruthar Drive, Newark, DE 19711 (the “Delivery Location”).

8.2. Seller shall pay all costs related to and be responsible for arranging the crating, packing, shipping and insuring the Work from the Storage Location to the Delivery Location and shall be responsible for all costs and expenses relating to such relocation of the Work.

9. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

10. TERMINATION.

10.1 Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller’s representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

10.2 In the event of termination as set forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

10.3 For the purposes of this Section 10, “Seller” shall refer to Seller, on behalf of itself and Owner, and “Buyer” shall refer to Buyer, and Agent on behalf of Buyer.

11. LIMITATION OF LIABILITY. Under no circumstances shall any Party to this Purchase Agreement be liable for any special, incidental, indirect or consequential damages whatsoever (including without limitation, damages for loss of business profits, reputational damage or any other pecuniary loss) howsoever caused and on any legal or equitable theory of liability. Each Party’s aggregate liability to the other under this Purchase Agreement shall be capped at the Purchase Price only.

12. CONFIDENTIALITY. The Parties acknowledge that the provisions and subject matter of this Purchase Agreement, including but not limited to the Purchase Price, are strictly confidential and each Party agrees not to disclose any of the forgoing information to any person or entity (save to their legal and financial advisors on a limited need to know confidential basis only), except as may be required to do so by court or administrative order or with the written permission of the other Party or as the case may be Parties. For the avoidance of doubt, the Parties acknowledge that Masterworks may disclose as a matter of course in its standard business practices in securitization of artworks that it: (i) purchased the Property in a private sale from a private collection, (ii) the purchase price, and (iii) any payment terms were extended (“Permitted Disclosures”). Such Permitted Disclosures shall not be a breach of the duty of confidentiality under this Purchase Agreement. The provisions of this Section 12 shall survive termination of this Purchase Agreement howsoever caused.

Art Purchase Agreement

13. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. For a period of one (1) year after the Effective Date hereafter, Seller hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through the sale of securities, or risk no longer being able to do business with Masterworks. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York, and the parties hereby consent to such venue and jurisdiction without objection. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:

ITS:

Director

AGENT:

MASTERWORKS GALLERY, LLC

BY:

ITS:

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

[***] Invoice 2026.06.024 June 29, 2026 COST $ 680,000.00 $ 680,000.00 $ 0.00 $ 680,000.00

[***]

—————————————————————

Masterworks Gallery, LLC as agent for Masterworks Cayman, SPC, acting on behalf of its Gallery Segregated Portfolio 1 World Trade Center, 57th Floor New York, New York 10007

DESCRIPTION OF WORK

Matthew Wong

Untitled, 2019

Oil on canvas

20 x 16 in. (51 x 41 cm)

25¾ x 21⅞ in. (framed)

(65.41 x 55.56 cm (framed))

MW-19-003

————————————————————— Subtotal

————————————————————— Shipping to Delaware, Sales Tax Not Applicable

Shipping destination:

Delaware Freeport, 315 Ruthar Drive, Newark, Delaware 19711

Total

Payment Terms: Due in 120 days

Bank name: [***]

Bank address: [***]

SWIFT: [***]

ABA: [***]

Account name: [***]

Account number: [***]

Reference: 2026.[***]

Please verbally confirm these wire instructions directly with [***]

Please make all checks payable to [***] Please make all checks payable to [***]

EXHIBIT C

BILL OF SALE

Dated:  June 29, 2026

Sold by: [***]

Sold to: Gallery Segregated Portfolio

Masterworks Cayman, SPC

1 World Trade Center, 57th Floor

New York, New York 10007

(“Seller”) (“Buyer”)

Artist: Matthew Wong (the “Work”) Title: Untitled

Medium: Size:

Date:

Oil on canvas

20 x 16 in. (50.8 x 40.6 cm) 2019

NY Sales Tax: None Withheld; Delaware Delivery

Purchase Price: USD $680,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00547 by and between Seller and Masterworks Gallery, LLC dated June 29, 2026, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety. By delivery hereof, the undersigned affirms that such conditions remain valid and enforceable.

SELLER:

[***]

BY:

ITS:

[***]